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                                                                EXHIBIT 99.1


                    [LOGO COMMERCIAL CAPITAL BANCORP, INC.]


                              FOR IMMEDIATE RELEASE

Contact: Stephen H. Gordon   Chairman & CEO          Telephone: (949) 585-7500
         David S. DePillo    President & COO         Facsimile: (949) 585-0174



                   COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES
                      REALIGNMENT OF ITS LENDING OPERATIONS

                        - Anticipates Increased Growth -

IRVINE, CA - April 3, 2003- Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), (NASDAQ: "CCBI"), announced today that, effective April 1, 2003, it has realigned its lending operations by moving the origination, underwriting and processing functions, as well as the related personnel, from Financial Institutional Partners Mortgage Corporation ("FIPMC"), the Company's multi-family and commercial mortgage banking subsidiary, to Commercial Capital Bank (the "Bank"), the Company's bank subsidiary.

The realignment, which results in the Bank becoming the originator of most of the Company's loans, will immediately enable the Bank to hold a significantly increased percentage of the Company's loan originations, while further streamlining the lending process. Prior to the realignment, FIPMC was the originator of all of the Company's multi-family and commercial real estate loans and, because of affiliate transaction rules governing purchases of loans from non-bank affiliates, the Bank was limited to purchasing less than 50% of FIPMC's loan originations. The original structure also required redundant processes and operations that are now eliminated. FIPMC will continue to actively maintain and utilize its independent, third-party provided, warehouse line of credit to fund and sell those loans which the Bank elects to assign to FIPMC for reasons which may include the Bank's loans to one borrower limits, capital constraints, geographic concentrations or for other reasons as determined by management.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, "We're very excited that the Company has matured to a point where we can implement such a significant strategy. The way the lending process was structured, we always had to sell over 50% of FIPMC's loan originations, which resulted in noninterest income comprised of `one-time' cash gains plus other mortgage banking income. Our business strategy has generated growth in recurring interest income as the Bank grew its loan portfolio by purchasing loans from FIPMC, as well as near-term earnings from noninterest income generated on loans originated and sold by FIPMC to third parties. But every time FIPMC sells a loan, the buyer gets the valuable, ongoing interest income from that point forward." Mr. Gordon added, "The Company will still generate noninterest income on those loans assigned to FIPMC and sold, but we anticipate that net interest income should significantly increase, as this operational realignment enables the Company to retain a greater percentage of its loan originations in its portfolio."

David S. DePillo, Vice Chairman, President and Chief Operating Officer, commented, "We're very pleased with the overall quality and performance of the loans we originate. The Company originates high quality loans that have resulted in no delinquent or non-performing multi-family or commercial real estate assets to date. We look forward to the Company's anticipated growth and greater operational efficiency, which we believe will continue to enhance shareholder value."

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2002, CCBI had total assets of $849.5 million, and its subsidiary, Commercial Capital Bank was the fastest growing banking organization in Orange County, based on percentage growth in total assets on a quarterly basis over the 24 months ended December 31, 2002 (source: www.fdic.gov). The Bank has three full service banking offices located at the Company's headquarters in Irvine, Rancho Santa Margarita, and in Riverside, CA, and has loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA. The Company was the 4th largest multi-family lender in California during the 12 months ended December 31, 2002 and has originated approximately $2.0 billion in multi-family and commercial real estate loans through December 31, 2002. ComCap Financial Services, Inc., the Company's NASD

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registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net worth individuals and other financial institutions.

This release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.